Exhibit 15.1

Board of Directors and Stockholders
United Fire Group, Inc.
We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-000000) of United Fire Group, Inc. for the registration of 1,500,000 additional shares of its common stock pertaining to the United Fire Group, Inc. Stock Plan of our report, dated May 6, 2014, relating to the unaudited consolidated interim financial statements of United Fire Group, Inc. that are included in its Forms 10-Q for the quarter ended March 31, 2014.

/s/ Ernst & Young LLP
Ernst & Young LLP
Des Moines, Iowa
May 23, 2014